Exhibit 21

University General Health System, Inc.

List of Subsidiaries

As of December 31, 2012

The direct and indirect subsidiaries of University General Health System, Inc. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Company. The names, jurisdiction of incorporation of such subsidiaries and percentage of voting securities owned by the Company are set forth below.

	Jurisdiction in	Percentage of
	Which	Voting Securites
Name of Subsidiary	Incorporated	Owned
UGHS Management Services, Inc.	Texas	100.0%
Southeast Healthcare Management Services, LLC	Texas	100.0%
Jacinto Management Services , LLC	Texas	5.0%
UGHS Hospitals, Inc.	Texas	100.0%
UGHS ER Services, Inc.	Texas	100.0%
UGHS Alvin Hospital, Inc.	Texas	100.0%
UGHS Pearland Hospital, Inc.	Texas	100.0%
UGHS Dallas Hospitals, Inc.	Texas	100.0%
Dufek Massif Hospital Corporation	Texas	100.0%
University General Hospital, LP	Texas	100.0%
UGHS Ancillary Services, Inc.	Texas	100.0%
ASP of Dickinson, LLP	Texas	25.0%
UGHS SurgiCare – Woodlands, LLC	Texas	25.0%
UGHS Physician Services, Inc.	Texas	100.0%
UGHS Support Services, Inc.	Texas	100.0%
UGHS Autimis Billing, Inc.	Texas	100.0%
UGHS Autimis Coding, Inc.	Texas	100.0%
Sybaris Group, Inc.	Texas	100.0%
UGHS Practice Support Services, LLC	Texas	100.0%
UGHS Real Estate, Inc.	Texas	100.0%
UGHS Pearland Hospital Real Estate, LLC	Texas	100.0%
UGHS Pearland MOB, LLC	Texas	100.0%
UGHS Senior Living, Inc.	Texas	100.0%
UGHS Senior Living of Pearland, LLC	Texas	100.0%
UGHS Senior Living of Port Lavaca, LLC	Texas	100.0%
UGHS Senior Living of Knoxville, LLC	Texas	100.0%
TrinityCare Senior Living, LLC	Texas	51.0%
TrinityCare Lighthouse of Pearland, LLC	Texas	100.0%